Exhibit 10.2

INTEGRAL SYSTEMS, INC.

TERM SHEET FOR 2008 STOCK INCENTIVE PLAN NONQUALIFIED STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, Integral Systems, Inc. (the “Company”), hereby grants to Participant named below the nonqualified stock option (the “Option”) to purchase any part or all of the number of shares of its common stock, $.01 par value per share (the “Common Stock”), that are covered by this Option, as specified below, at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Term Sheet, the Integral Systems, Inc. 2008 Stock Incentive Plan (the “Plan”) and the Standard Terms and Conditions (the “Standard Terms and Conditions”) promulgated under such Plan, each as amended from time to time. This Option is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:	Alan W. Baldwin

Social Security Number:	###-##-####

Grant Date:	July 29, 2008

Number of Shares of Common Stock covered by Option:	60,000

Exercise Price Per Share:	$46.06

Expiration Date:	July 29, 2018

Vesting Schedule:

20,000 shares 7/29/09

20,000 shares 7/29/10

20,000 shares 7/29/11

In addition, if the Participant ceases to be a member of the Company’s board of directors (other than due to the Participant’s voluntary resignation from the board) or dies, the Option shall fully vest.

This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended. By accepting this Term Sheet, Participant acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Term Sheet, the Plan and the Standard Terms and Conditions. In the event of any conflict between this Term Sheet or the Standard Terms and Conditions and Section 3.7 of Participant’s employment agreement regarding the vesting and exercisability of the Options, the Term Sheet and the Standard Terms and Conditions shall apply.

INTEGRAL SYSTEMS, INC.
Participant Signature

By:		Address (please print):
Title:	Chief Financial Officer	4N737 Crane Road
St. Charles, IL 60175

INTEGRAL SYSTEMS, INC.

STANDARD TERMS AND CONDITIONS FOR

NONQUALIFIED STOCK OPTIONS

These Standard Terms and Conditions apply to any Options granted under the Integral Systems, Inc. 2008 Stock Incentive Plan (the “Plan”), which are identified as nonqualified stock options and are evidenced by a Term Sheet or an action of the Committee that specifically refers to these Standard Terms and Conditions.

1.	TERMS OF OPTION

Integral Systems, Inc. (the “Company”), has granted to the Participant named in the Term Sheet provided to said Participant herewith (the “Term Sheet”) a nonqualified stock option (the “Option”) to purchase up to the number of shares of the Company’s common stock (the “Common Stock”), set forth in the Term Sheet, at the purchase price per share and upon the other terms and subject to the conditions set forth in the Term Sheet, these Standard Terms and Conditions (as amended from time to time), and the Plan. For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to the Company shall include a reference to any Subsidiary.

2.	NON-QUALIFIED STOCK OPTION

The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.	EXERCISE OF OPTION

The Option shall not be exercisable as of the Grant Date set forth in the Term Sheet. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable to the extent it becomes vested, as described in the Term Sheet, to purchase up to that number of shares of Common Stock as set forth in the Term Sheet provided that (except as set forth in Section 4.A below) Participant remains employed with the Company or is otherwise providing services to the Company and does not experience a termination of employment and other service. The vesting period and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis, provided that the Committee may take into consideration any accounting consequences to the Company.

To exercise the Option (or any part thereof), Participant shall deliver to the Company a “Notice of Exercise” on a form specified by the Committee, specifying the number of whole shares of Common Stock Participant wishes to purchase and how Participant’s shares of Common Stock should be registered (in Participant’s name only or in

Participant’s and Participant’s spouse’s names as community property or as joint tenants with right of survivorship).

The exercise price (the “Exercise Price”) of the Option is set forth in the Term Sheet. The Company shall not be obligated to issue any shares of Common Stock until Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid in cash or by certified or cashiers’ check or by such other method as permitted by the Committee.

Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

4.	EXPIRATION OF OPTION

Except as provided in this Section 4, the Option shall expire and cease to be exercisable as of the Expiration Date set forth in the Term Sheet.

A.	If the Participant’s employment and other service terminates by reason of death or disability (as determined by the Committee in good faith), the Participant (or the Participant’s estate, beneficiary or legal representative) may exercise the Option, to the extent otherwise exercisable on the date of your disability or death, until the earlier of (1) the twelve-month anniversary of the date of such termination of employment and service and (2) the Expiration Date.

B.	If the Participant’s employment and other service terminates for any reason other than death or disability, the Participant may exercise any Options that are vested and exercisable at the time of such termination of employment and other service until the earlier of (1) the 90-day anniversary of the date of such termination of employment and other service and (2) the Expiration Date. Any portion of the Option that is not vested and exercisable at the time of such a termination of employment and other service shall be forfeited and canceled as of the date of termination of employment.

Notwithstanding the foregoing, in no event shall the Option expire prior to the fifth anniversary of the Grant Date set forth in the Term Sheet.

5.	CHANGE IN CONTROL

A.	Notwithstanding any other provision of the Term Sheet or these Terms and Conditions to the contrary, to the extent the Options have not previously vested or been forfeited, in the event of a Change in Control, the Options shall fully vest and become exercisable to the extent the Options are not assumed by the acquiror or successor entity (as applicable) in connection with such Change in Control.

B.	For purposes hereof, a “Change in Control” means the occurrence of any of the following:

(1)	Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors;

(2)	The Company’s stockholders approve an agreement to merge or consolidate with another corporation (other than a majority-controlled subsidiary of the Company) unless the Company’s stockholders immediately before the merger or consolidation are to own more than 50% of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors;

(3)	The Company’s stockholders approve an agreement (including, without limitation, an agreement of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of the Company; or

(4)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders is approved by a vote of at least a majority of directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for direction, without objection to such nomination) shall be, for purposes of these Standard Terms and Conditions, considered as though such person were a member of the Incumbent Board (excluding, however, for this purpose any Board member whose initial assumption as a member of the Board occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person or persons other than the Incumbent Board).

However, no Change in Control shall be deemed to have occurred by a reason of (a) any event involving a transaction in which the Participant or a group of persons or entities with whom or with which the Participant acts in concert, acquire(s), directly or indirectly, 50% or more of the combined voting power of the Company’s then-outstanding voting securities or the business or assets of the Company; or (b) any event involving or arising out of a proceeding under Title 11 of the United States Code or the provisions of any future United States bankruptcy law, an assignment for the benefit of creditors or an insolvency proceeding under state or local law.

A Change in Control shall be deemed to occur, (I) with respect to a Change in Control pursuant to subparagraph (1) above, on the date any person or group first becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors, (II) with respect to a Change in Control pursuant to subparagraph (2) or (3) above, on the date of stockholder approval, or (III) with respect to a Change in Control pursuant to subparagraph (4) above, on the date members of the Incumbent Board first cease to constitute at least a majority of Board.

6.	RESTRICTIONS ON RESALES OF OPTION SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

7.	INCOME TAXES

To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise or disposition of shares issued as a result of an Option exercise. The Company shall not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied.

8.	NON-TRANSFERABILITY OF OPTION

The Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 8.

9.	THE PLAN AND OTHER AGREEMENTS

In addition to these Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

The Term Sheet, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

10.	LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Term Sheet or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Term Sheet, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment and other service at any time for any reason.

11.	GENERAL

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Maryland, without regard to principles of conflicts of law.

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.